(j)(1)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated August 22, 2008, relating to the financial statements and financial highlights which appears in the June 30, 2008 Annual Report to Shareholders of Quaker Investment Trust, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in such Registration Statement.
PricewaterhouseCoopers
Philadelphia, Pennsylvania
October 27, 2008